                                                               EXHIBIT 3.01(h)

                             CERTIFICATE OF RETIREMENT
                                         OF
                       SERIES A-1 CONVERTIBLE PREFERRED STOCK
                                         OF

                            CADENCE DESIGN SYSTEMS, INC.

                      (Pursuant to Section 243 of the General
                     Corporation Law of the State of Delaware)

     CADENCE DESIGN SYSTEMS, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (hereinafter referred to as the "Corporation"), does hereby certify as follows:

     FIRST: Article IV of the Corporation's Certificate of Incorporation, as amended, authorizes the issuance of 86,133 shares of Series A-1 Convertible Preferred Stock, $0.01 par value.

     SECOND: At a meeting of the Board of Directors of the Corporation, a resolution was duly adopted that identified shares of the capital stock of the Corporation, which, to the extent hereinafter set forth, have the status of retired shares.

     THIRD: The retired shares of capital stock of the corporation are identified as being 86,133 shares of Series A-1 Convertible Preferred Stock.

     FOURTH: Article IV of the Corporation's Certificate of Incorporation, as amended, prohibits the reissue of shares of Series A-1 Convertible Preferred Stock when so retired; and pursuant to the provisions of Section 243 of the General Corporation Law of the State of Delaware, upon the effective date of the filing of this Certificate as therein provided, the Corporation's Certificate of Incorporation shall be amended so as to effect an elimination of all references to the Series A-1 Convertible Preferred Stock; provided, however, that retirement of such Series of Preferred Stock shall not reduce the total authorized number of shares of Preferred Stock.

     IN WITNESS WHEREOF, CADENCE DESIGN SYSTEMS, INC. has caused this Certificate of Retirement to be signed by its Executive Vice President, Chief Financial Officer, and Director this 13 day of May, 1998.

                              CADENCE DESIGN SYSTEMS, INC.


                              By:       /s/ H. RAYMOND BINGHAM
                                        ----------------------
                              Name:     H. Raymond Bingham
                              Title:    Executive Vice President, Chief
                                        Financial Officer, and Director